Exhibit 23.3
Consent of Independent Registered Public Accounting Firm
The Board of Directors
LNB Bancorp, Inc.:
We consent to the use of our report dated March 13, 2006 with respect to the consolidated statements of income, shareholders’ equity and cash flows of LNB Bancorp, Inc. and subsidiaries for the year ended December 31, 2005 incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the Registration Statement.
/s/ KPMG LLP
Cleveland, Ohio
January 29, 2009